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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
ACTIVISION, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3100 Ocean Park Boulevard
Santa Monica, California 90405

August 6, 2004

Dear Stockholder:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Activision, Inc. The meeting will be held on Tuesday, September 21, 2004, beginning at 9:00 a.m., local time, at the Peninsula Hotel, 9882 South Santa Monica Blvd., Beverly Hills, California 90212.

Information about the meeting and the matters on which the Stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement that follow. Also included is a Proxy Card and postage paid return envelope.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend, please complete and return your Proxy Card in the enclosed envelope as promptly as possible.

Sincerely,

Robert A. Kotick Chairman and Chief Executive Officer

Brian G. Kelly Co-Chairman

Ronald Doornink President, Activision, Inc. and President and Chief Executive Officer, Activision Publishing, Inc.

3100 Ocean Park Boulevard
Santa Monica, California 90405

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held September 21, 2004

To the Stockholders of Activision, Inc:

The 2004 Annual Meeting of Stockholders of Activision, Inc. (the "Company") will be held at the Peninsula Hotel, 9882 South Santa Monica Blvd., Beverly Hills, California 90212, on Tuesday, September 21, 2004, at 9:00 a.m., local time, for the following purposes:

  1.
  To elect eight directors of the Company to hold office for one year terms and until their respective successors are duly elected and qualified.

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending March 31, 2005.

  3.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors of the Company has fixed the close of business on July 30, 2004 as the record date for determining the Stockholders entitled to receive notice of, and to vote at, the Annual Meeting.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ARE PRESENT AT THE ANNUAL MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE. IT IS IMPORTANT THAT YOUR PROXY CARD BE RETURNED PROMPTLY IN ORDER TO AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION.

By Order of the Board of Directors

George L. Rose Secretary

August 6, 2004
Santa Monica, California

3100 Ocean Park Boulevard
Santa Monica, California 90405

PROXY STATEMENT
for the Annual Meeting of Stockholders to be held on September 21, 2004

GENERAL

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board" or "Board of Directors") of Activision, Inc., a Delaware corporation (the "Company"), of proxies from the holders (the "Stockholders") of the Company's issued and outstanding shares of common stock, $.000001 par value per share (the "common stock"), to be used at the Annual Meeting of Stockholders to be held on Tuesday, September 21, 2004, at the Peninsula Hotel, 9882 South Santa Monica Blvd., Beverly Hills, California 90212, at 9:00 a.m., local time, and at any adjournment or postponement of such meeting (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and enclosed proxy card are first being mailed to the Stockholders of the Company on or about August 6, 2004.

RECORD DATE AND QUORUM

Stockholders of record at the close of business on July 30, 2004 are entitled to notice of, and to vote at, the Annual Meeting. On the record date there are expected to be approximately 138,589,865 shares of common stock of the Company outstanding. Each share of common stock outstanding on the record date is entitled to one vote on each matter presented for action at the Annual Meeting. Shares of common stock were the only voting securities of the Company outstanding on the record date. A majority of the outstanding shares of common stock must be present in person or by proxy at the Annual Meeting in order for a quorum to be present. Abstentions and broker non-votes, defined below under "REQUIRED VOTES," are included for purposes of determining whether a quorum is present at the Annual Meeting.

REQUIRED VOTES

In the election of directors (each a "Director", collectively the "Directors") (Proposal 1), Directors are elected by a plurality of the votes cast at the Annual Meeting. "Plurality" means that the individuals who receive the largest number of votes cast are elected as Directors up to the maximum number of Directors to be chosen at the Meeting. Accordingly, shares not voted (whether by abstention, broker non-vote or otherwise) will have no effect on the voting outcome with respect to the election of Directors. Ratification of the selection of PricewaterhouseCoopers LLP (Proposal 2) requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Accordingly, shares not voted (whether by abstention, broker non-vote or otherwise) will have no effect upon the voting outcome of Proposal 2. Because the election of directors and the ratification of the Board's selection of PricewaterhouseCoopers LLP are considered "routine" proposals, if you hold your shares in "street name" and do not give your broker or nominee instructions as to how to vote your shares with respect to these two proposals, your broker or nominee will have discretionary authority to vote your shares under applicable rules. A broker

"non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

PROXIES

Whether or not you are able to attend the Annual Meeting, you are urged to complete, sign and return your proxy card. The common stock represented by all properly executed proxy cards received by the Company prior to the Annual Meeting, and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting as directed in the signed proxy. If no directions are specified, such proxies shall be voted FOR all of the Proposals and in the best judgment of the proxy holders as to other matters that may properly come before the Annual Meeting. The Company does not know of any other business that may come before the Annual Meeting. Any Stockholder may revoke or change its proxy at any time before the proxy is voted at the Annual Meeting by (i) sending another properly executed proxy bearing a later date or a written notice of revocation of the proxy to the Secretary of the Company at the Company's principal executive offices, or (ii) voting in person at the Annual Meeting.

COSTS OF PROXY SOLICITATION

The Company will bear the entire cost of this proxy solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional solicitation materials sent by the Company to Stockholders. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding the proxy materials to such beneficial owners. In addition, proxies may be solicited by Directors, officers and regular employees of the Company, without additional compensation, personally or by telephone.

PROPOSAL 1

ELECTION OF DIRECTORS

Eight Directors are to be elected to serve until the Company's next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Robert J. Corti and Peter J. Nolan have been nominated for election for the first time. In December 2003, the Board, as permitted under the Company's Bylaws, appointed Messrs. Corti and Nolan to serve as Directors. Concurrently, Steven T. Mayer resigned from the Board. Prior to their appointment, Mr. Corti was identified as a potential director by a third-party search firm, and Mr. Nolan was identified as a potential director by our Chairman. Messrs. Corti and Nolan were recommended to our Board by our Nominating and Corporate Governance Committee.

Except where otherwise instructed, proxies solicited by this Proxy Statement will be voted for the election of each of the eight nominees listed below, all of whom are currently members of the Board. Each nominee has consented to be named in this Proxy Statement and to serve as a Director if elected. However, if any nominee shall become unable to stand for election as a Director at the Annual Meeting, an event not now anticipated by the Board, the proxy will be voted for a substitute designated by the Board or, if no substitute is selected by the Board prior to or at the Annual Meeting, for a motion to reduce the membership of the Board to the number of nominees available. All Directors serve for one year terms. There is no family relationship between any nominee and any other nominee or executive officer ("Executive Officer") of the Company.

Directors/Nominee

The names of the nominees, all of whom are presently directors of the Company, and certain information about them (including their terms of service), are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since

Robert A. Kotick	41	Chairman and Chief Executive Officer of the Company	1991
Brian G. Kelly	41	Co-Chairman of the Company	1995
Ronald Doornink	50	President of the Company, Chief Executive Officer of Activision Publishing, Inc.	2003
Robert J. Corti (1)	54	Chief Financial Officer, Avon Products, Inc.	2003
Kenneth L. Henderson (3)	49	Partner, Bryan Cave LLP	2001
Barbara S. Isgur (1)(2)	62	Consultant	1991
Peter J. Nolan (2)	46	Managing Partner, Leonard Green & Partners, L.P.	2003
Robert J. Morgado (1)(2)(3)	61	Chairman, Maroley Media Group	1997

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating Committee.

Mr. Kotick has been a Director of the Company since February 1991 and has served as Chairman and Chief Executive Officer of the Company since that time. Mr. Kotick has been a member of the board of directors of Yahoo! Inc., an Internet content and service provider, since March 11, 2003.

Mr. Kelly has been a Director of the Company since July 1995. He has served as Co-Chairman of the Company since October 1998. He previously served as President of the Company from July 1997 to October 1998 and Chief Operating Officer of the Company from July 1995 to October 1998. He also served as Chief Financial Officer of the Company from February 1991 until July 1997 and Secretary of the Company from May 1991 until October 1997. Mr. Kelly holds a law degree from Fordham University School of Law School and a B.A. degree in accounting from Rutgers University and is a certified public accountant.

Mr. Doornink has served as a Director of the Company since April 2003. He has been Chief Executive Officer of Activision Publishing, Inc., the Company's only direct operating subsidiary and the holding company for all other active subsidiaries, since March 28, 2002. Mr. Doornink also serves as President of the Company. Mr. Doornink joined Activision in 1998 from ConAgra Foods, Inc. where, for three years, he served as President of the Hunt-Wesson snack food division. Prior to this, Mr. Doornink worked at the Procter & Gamble Company for 13 years. Mr. Doornink holds an M.B.A. degree from Columbia University and an undergraduate degree in economics from the Hogere Economische School of Arnhem in The Netherlands.

Mr. Corti has been a director of the Company since December 2003 and serves as chairperson of the Audit Committee. With more than 25 years experience at Avon, Mr. Corti currently serves as Avon Products Inc.'s Executive Vice President and Chief Financial Officer, a position he has held since 1996. Mr. Corti joined Avon's tax department as a tax associate in 1976 and has held progressive financial leadership positions throughout his tenure at the company. He holds a B.A. degree in Accounting from Queen's College and an M.B.A. degree in Taxation from St. John's University.

Mr. Henderson has been a Director of the Company since July 2001 and serves as chairperson of the Nominating and Corporate Governance Committee. From 1987 until July 1, 2002, Mr. Henderson was a partner in the New York City law firm of Robinson Silverman Pearce Aronsohn & Berman LLP, serving as Vice Chairman of the firm from 2000 through 2002. As a result of the merger of Robinson Silverman Pearce Aronsohn & Berman LLP with the law firm of Bryan Cave LLP effective July 1, 2002, Mr. Henderson became a partner of Bryan Cave LLP and serves on the firm's Executive Committee. Bryan Cave LLP provides legal services to the Company. Mr. Henderson graduated cum laude from New York University School of Law in 1979, where he was a Root-Tilden Scholar and was elected to Order of the Coif. He received a B.A. with high honors from Auburn University in 1976.

Ms. Isgur has been a Director of the Company since February 1991. From 1993 until 1998, she was a Senior Vice President of Stratagem, an investment banking firm specializing in the software industry. Ms. Isgur also served as President of BSI Consulting from 1990 to 1993. She served as a Vice President of Needham & Co., a high technology investment banking firm, from 1989 to 1990. During 1988, Ms. Isgur served as a Vice President at Manufacturers Hanover Securities. From 1985 to 1988, she was a principal of D.H. Brown Associates. Ms. Isgur was a Vice President and microcomputer industry analyst at Paine Webber, Incorporated from 1981 to 1985.

Mr. Morgado has been a Director of the Company since February 1997 and serves as chairperson of the Compensation Committee. Mr. Morgado is Chairman of Maroley Media Group, a media entertainment investment company he established in 1995. From 1985 to 1995, he was the Chairman and Chief Executive Officer of the Warner Music Group, Inc. Mr. Morgado serves on the board of trustees of the New School for Social Research and is the Chairman of the board of governors of the Mannes College of Music. Mr. Morgado is Chairman of the board of directors of World Communications, Inc., a position he has held since January 1997 and he also has been a member of the board of directors of Nest Entertainment since January 1996.

Mr. Nolan has been a Director of the Company since December 2003. Mr. Nolan is a managing partner of Leonard Green & Partners, L.P. Prior to becoming a partner at Leonard Green & Partners in 1997, Mr. Nolan was a Managing Director and Co-Head of Donaldson, Luftkin and Jenrette's Los Angeles Investment Banking Division since 1990. Prior to that, Mr. Nolan had been a First Vice President in corporate finance at Drexel Burnham Lambert since 1986. Before 1986, Mr. Nolan was a Vice President at Prudential Securities, Inc. where he had worked from 1982 to 1986, after working as an Associate at the Manufacturers Hanover Trust. He presently serves on the boards of directors of Rand McNally & Company, Inc., Liberty Group Publishing, Inc., Contractors Source, Inc., White Cap Industries, Inc. and M2 Automotive and on the board of managers of AsianMedia Group LLC. Mr. Nolan is a graduate of Cornell University with a B.S. degree in Agricultural Economics and Finance. He received his M.B.A. degree from Cornell University.

The Board recommends that you vote FOR the election
of each nominee for Director.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board held seven meetings and acted four times by unanimous written consent during the Company's full fiscal year ended March 31, 2004. All Directors who served on the Board during fiscal 2004 attended at least 75% of the meetings of the Board and of each committee on which they served during 2004.

The Board currently has three committees, each of which operates under a charter approved by the Board: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board amended the Audit Committee charter in September 2002 and the Compensation Committee and Nominating and Corporate Governance Committee charters were adopted by the Board in September 2002. In April 2004, the Board amended the Nominating and Corporate Governance Committee charter.

At present, the members of the Audit Committee are Mr. Corti (Chairperson), Ms. Isgur and Mr. Morgado. The Board has determined that Mr. Corti, Ms. Isgur and Mr. Morgado each meets the independence requirements and the financial literacy standards of the NASDAQ, as well as the independence requirements of the applicable rules of the Securities and Exchange Commission ("SEC"). The Board has designated Mr. Corti as the Audit Committee's "financial expert" after determining that he meets the criteria for an "audit committee financial expert" as set forth in applicable SEC rules. During much of the fiscal year ended March 31, 2004, the Audit Committee was comprised of Ms. Isgur (Chairperson), Mr. Mayer and Mr. Henderson. In December 2003, Mr. Mayer resigned from the Board, and the Board appointed Mr. Corti to replace Mr. Mayer as a Director and as a member of the Audit Committee. Consequently, between January 2004 through the end of the fiscal year, the Company's Audit Committee was comprised of Ms. Isgur, Mr. Corti, and Mr. Henderson. In November 2003, the NASDAQ and the SEC adopted new rules regarding its independence standards with which the Company must comply by the upcoming Annual Meeting. As a consequence of these new rules, Mr. Henderson resigned from the Audit Committee on June 24, 2004, and Mr. Morgado was appointed in his place. The primary responsibilities of the Audit Committee are (i) to appoint, set the compensation for, and oversee the Company's independent public accountants; (ii) to review the Company's general policies and procedures with respect to audits and accounting and financial controls, the scope and results of the auditing engagement and the independence of the Company's independent public accountants; and (iii) to review and pass upon the terms of any proposed related party transactions. In connection with fulfilling its responsibilities, the Audit Committee has the authority to engage independent counsel and other advisors. The Audit Committee meets at least quarterly, and each meeting includes a discussion with the independent auditors focusing, among other things, on key accounting principles and internal controls. The Company's Audit Committee charter can be found on the Company's web site at http://www.activision.com/corpgov. The Audit Committee met six times during the fiscal year ended March 31, 2004. See "Audit Committee Report."

At present, the members of the Compensation Committee are Mr. Morgado (Chairperson), Ms. Isgur and Mr. Nolan, each of whom the Board has determined meets the applicable independence requirements. During the fiscal year ended March 31, 2004, the Compensation Committee was composed of Mr. Morgado (Chairperson), Ms. Isgur and Mr. Mayer. In December 2003, Mr. Mayer resigned from the Board. Consequently, between January through the end of the fiscal year, the Company's Compensation Committee was comprised of Mr. Morgado and Ms. Isgur. On June 24, 2004, the Board appointed Mr. Nolan to the Compensation Committee. The Board has determined that Mr. Nolan meets the requisite independence requirements. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy. The Compensation Committee also serves as the committee to administer the Company's incentive plans and employee stock purchase plans. The Compensation Committee's charter can be found on the Company's web site at

http://www.activision.com/corpgov. The Compensation Committee consults frequently with senior management, met four times and acted by unanimous written consent thirteen times during the fiscal year ended March 31, 2004. See "Compensation Committee Interlocks and Insider Participation" and "Compensation Committee Report on Executive Compensation."

At present and during the fiscal year ended March 31, 2004, the Nominating and Corporate Governance Committee was comprised of Messrs. Henderson (Chairperson) and Morgado, both of whom the Board has determined met and continue to meet the applicable independence requirements. The Nominating and Corporate Governance Committee charter can be found on the Company's website at http://www.activision.com/corpgov. The Nominating and Corporate Governance Committee assists the Board by recommending to the Board nominees for election to the Board, recommending to the Board director nominees for each committee and for the position of chairperson for each committee, actively seeking individuals to become board members, reviewing developments in corporate governance and recommending formal governance standards to the Board. The committee also facilitates periodic evaluations of Board and committee effectiveness. The Nominating and Corporate Governance Committee met six times during the fiscal year ended March 31, 2004.

CERTAIN CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Company's Board of Directors is comprised of five independent directors and three management directors, and independent directors have comprised a majority of the Board for over ten years. The Company complies with the NASDAQ's rules regarding Board composition and independent directors. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling and direction to Activision's management in the long-term interests of Activision and its Stockholders. The Board has established a regular meeting schedule calling for meetings at least every quarter. At least two of these meetings are to be held in person, and the others may be conducted by conference telephone or other similar equipment. The independent Directors meet regularly in executive sessions without the management directors. Written Board materials are distributed in advance of meetings as a general rule, and the Board schedules meetings with and presentations from senior level management on a regular basis. The Board strongly believes that it must be informed about the positive and negative issues, problems and challenges facing Activision and its business so the members can exercise their fiduciary responsibilities to the Stockholders.

Board Attendance at Annual Stockholders' Meeting

The Company's Corporate Governance Principles and Policies provide that all Directors are expected to attend the Company's Annual Stockholders' Meeting to facilitate stockholder communication.

Director Independence

The Board assesses the independence of its members at least annually. The Board's assessment is based upon the listing standards of the NASDAQ, the Sarbanes-Oxley Act of 2002 and the regulations of the SEC, as well as the Company's Corporate Governance Principles and Policies. As part of its assessment of the independence of the Company's outside directors, the Board considers, among other factors:

  •
  whether the director is, or was within the last three years, employed by the Company or any of its subsidiaries;

  •
  whether the director or the director's family member received any payments from the Company or any of its subsidiaries in excess of $60,000 during the current fiscal year or any of the past three fiscal years, other than certain payments such as payments for board service and payments to family members who are non-executive employees of the Company or any of its subsidiaries;

  •
  whether the director has a family member who is, or was within the last three years, an executive officer of the Company or any of its subsidiaries;

  •
  whether the director who is, or has a family member who is, a partner in, controlling shareholder or executive officer of, any company to which the Company made, or from which the Company received, payments in the current fiscal year or in any of the past three fiscal years that exceed the greater of (i) 5% of the recipients consolidated gross revenues for that year, or (ii) $200,000;

  •
  whether the director has, within the past three years, been an employee of the Company's auditors; and

  •
  whether the director has, within the past three years, been an executive of another company on which any of Activision's executives serves as a compensation committee member of that company's board of directors.

In assessing the independence of Audit Committee members, the Board also considers the following additional factors:

  •
  whether the director controls, directly or indirectly, the Company;

  •
  whether the director has accepted, directly or indirectly, any consulting advisory or other compensation from the Company;

  •
  whether the director has participated in the preparation of the financial statements of the Company or any of the Company's current subsidiaries within the past three years.

As described elsewhere in this Proxy Statement, the Board has determined that all of its non-management directors are independent in accordance with the NASDAQ listing standards and that the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are currently composed entirely of independent directors in accordance with the applicable NASDAQ listing standards and SEC rules. Furthermore, the Board has determined that there are no interrelationships between the Compensation Committee and the boards of directors or committees of other companies.

Code of Ethics for Senior Executive and Senior Financial Officers

The Company's Code of Ethics for Senior Executive and Senior Financial Officers, which applies to the Company's Chairman, Co-Chairman, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer and Controller and persons performing similar functions, is a set of written standards that is reasonably designed to deter wrongdoing and to promote:

  •
  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  •
  Full, fair, accurate, timely, and understandable disclosure in reports and documents that a company files with, or submits to, the SEC and in other public communications made by the Company;

  •
  Compliance with applicable governmental laws, rules and regulations;

  •
  The prompt internal reporting to an appropriate person or persons identified in the code of violations of the code; and

  •
  Accountability for adherence to the code.

A copy of the Company's Code of Ethics for Senior Executive and Senior Financial Officers is available both at the company's website at http://www.activision.com/corpgov and in print to any stockholder who requests it, in writing, to the Company's Corporate Secretary, Activision, Inc., 3100 Ocean Park Blvd., Santa Monica, CA 90405.

CRITERIA USED IN THE SELECTION OF DIRECTOR NOMINEES

As noted in the Board's Corporate Governance Principles and Policies, there are no specific criteria for directors except to the extent required to meet applicable legal, regulatory and exchange requirements. As a general matter, the Board believes that candidates should show evidence of leadership in their particular field of business or expertise, have broad experience and the ability to exercise sound business judgment, have specific knowledge about the Company's business and be able to network in a way to promote the Company's interests.

In evaluating a candidate for director, the Nominating and Corporate Governance Committee considers, in addition to the criteria set forth in the Company's Corporate Governance Principles and Policies and such other criteria it determines to be appropriate under the circumstances, whether a candidate possesses the integrity, judgment, knowledge, experience, skills, expertise, and viewpoints that are likely to enhance the Board's ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties. When considering director nominees recommended by a stockholder, the Nominating and Corporate Governance Committee also considers the number of shares held by the recommending stockholder, the length of time that such shares have been held, and the relationship, if any, between the recommending stockholder and the proposed director nominee.

The Nominating and Corporate Governance Committee has the authority to retain and terminate any search firm to help it identify director candidates and has the authority to approve such search firm's fees and other retention terms. The Nominating and Corporate Governance Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. Before engaging a search firm or other external advisors, the Nominating and Corporate Governance Committee will consult with the Company's Chairman and the Co-Chairman. The Company has in the past engaged, and will continue to engage in the future, third-party search firms to assist with the identification and evaluation of potential candidates for Director.

Stockholder Recommendation of Directors

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. In addition to all of the factors that the Committee may consider when proposing director nominees to the Board, when considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee may also take into consideration the number of shares of the Company's common stock held by the recommending stockholder, the length of time that such shares have been held and the relationship, if any, between the recommending stockholder and the proposed director nominee.

To have a candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

  •
  The name and address of the stockholder and evidence of the person's ownership of Company stock, including the number of shares beneficially owned and the length of time of ownership; and

  •
  The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company, and the person's consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board.

  •
  A representation that the stockholder is entitled to vote at the annual meeting at which directors will be elected, and that the stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; and

  •
  A description of any arrangements or understandings between the stockholder and such nominee and any other persons (including their names), pursuant to which the nomination is made.

The stockholder recommendation and information described above must be sent to the Company's Corporate Secretary at Activision, Inc., 3100 Ocean Park Blvd., Suite 1000, Santa Monica, CA 90405, and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company's most recent annual meeting of stockholders.

STOCKHOLDER COMMUNICATIONS WITH BOARD OF DIRECTORS; BOARD ATTENDANCE AT ANNUAL MEETINGS

Stockholder Communications With Board of Directors

To communicate directly with the Board, the non-management Directors, or any of the committees of the Board, individually or as a group, stockholders of record may send written correspondence addressed to such Director or Directors in care of Activision, Inc., 3100 Ocean Park Blvd., Suite 1000, Santa Monica, CA 90405, Attn: Corporate Secretary.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to one or more of our Directors. Any contents that are not in the nature of advertising, promotions of a product or service, patently offensive material or matters deemed inappropriate for the Board will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed. Communications to the Board, the non-management Directors, or to any individual Director that relate to the Company's accounting, internal accounting controls, or auditing matters will be referred to the Chairperson of the Audit Committee.

CORPORATE GOVERNANCE INITIATIVES IN 2004

Over the past year, the Board has devoted considerable time to further improving Activision's governance by addressing the requirements of the rules promulgated under the Sarbanes-Oxley Act of 2002 and the NASDAQ. In connection with such activities, the Board considered the implementation of a Code of Ethics for Senior Executive and Senior Financial Officers; all aspects of how the Board functions, including meeting effectiveness, director involvement, development, retention and receipt of stockholder communications; committee governance, effectiveness and composition, including Board and committee assessment; stockholder nomination of potential director candidates; Board size, composition and independence; and calendar and attendance.

The Board strongly believes it is important for the Company not only to comply with all current regulatory and legislative requirements, but also to adopt and abide by high standards in its governance structure and activities. The Board will continue to review all new proposals announced by Congress, the SEC and the NASDAQ and intends to be proactive in addressing such rules and regulations.

In 2004, the Board adopted the following corporate governance policies:

  •
  Procedures governing how stockholders may propose candidates for consideration for nomination to the Company's Board;

  •
  Procedures governing how stockholders may communicate directly with the Company's Board;

  •
  Attendance by the Directors at the Company's Annual Stockholders' Meeting;

  •
  Amendments to the Company's Business Code of Conduct which extended its applicability to include the Company's Directors and other representatives of the Company; and

  •
  Adoption of a Code of Ethics for Senior Executive and Senior Financial Officers.

In addition, the Board conducted a detailed self-evaluation of each Board member at a Board Meeting held directly after last year's Annual Meeting.

EXECUTIVE OFFICERS

None of the Executive Officers of the Company is related to any other Executive Officer or to any Director, and each holds office at the discretion of the Board. As of July 30, 2004, the Executive Officers of the Company were as set forth below.

Executive Officers

Robert A. Kotick, 41, has been a Director of the Company since 1991 and Chairman and Chief Executive Officer of the Company since February 1991. Biographical information regarding Mr. Kotick is set forth under "Proposal 1—Election of Directors—Directors/Nominees."

Brian G. Kelly, 41, has been a Director of the Company since 1995 and Co-Chairman of the Company since October 1998. Biographical information regarding Mr. Kelly is set forth under "Proposal 1—Election of Directors—Directors/Nominees."

Ronald Doornink, 50, has been a Director of the Company since April 2003 and President and Chief Executive Officer of Activision Publishing, Inc., the Company's only direct operating subsidiary and the holding company for all other active subsidiaries, since March 28, 2002. Mr. Doornink has also served as President of the Company since 1998. Biographical information regarding Mr. Doornink is set forth under "Proposal 1—Election of Directors—Directors/Nominees."

William J. Chardavoyne, 52, Executive Vice President and Chief Financial Officer since January 2000. Mr. Chardavoyne has held various financial positions with such companies as Movietown.com, MTV Networks and Sony Pictures Entertainment/Columbia TriStar. Prior to this, Mr. Chardavoyne was a principal at Ernst & Young. He holds a B.B.A. degree in accounting from Hofstra University and is a certified public accountant.

George L. Rose, 43, Senior Vice President, General Counsel and Secretary since April 2000. Mr. Rose joined Activision in July 1995 and has held various positions of responsibility within the Business and Legal Affairs Department. Prior to joining Activision, Mr. Rose was in private practice in Los Angeles since 1986 with Manatt, Phelps & Phillips; Christensen, Miller et al.; Korbatov, Rose & Rubenstein; and Katten, Muchin & Zavis. Mr. Rose received his law degree from Harvard Law School and completed his undergraduate education at the University of Michigan.

Michael J. Rowe, 43, Executive Vice President, Human Resources since August 1999. Mr. Rowe joined Activision from Disney Consumer Products where he served as Vice President, Human Resources—North America from January 1998 to July 1999, where he led more than 50 human resource professionals. From 1987 to 1997, Mr. Rowe worked at Pepsico, Inc., where he served in various human resources leadership roles including as Vice President of the Taco Bell and Pepsi Cola divisions. Prior to this, Mr. Rowe was employed at General Motors' corporate headquarters. He holds a B.A. in economics from the University of Michigan and a Masters in industrial and labor relations from Cornell University.

Richard A. Steele, 48, President, Activision Distribution since March 1, 2002 and Executive Vice President, International Distribution since June 1999. Previously, Mr. Steele served as Managing Director of the Company's European Distribution Operations from November 1997 until June 1999. From 1985 until November 1997, Mr. Steele was employed by CentreSoft (acquired by the Company in November 1997), most recently as Managing Director. Mr. Steele holds a B.A. degree in English and related literature from the University of York.

Kathy Vrabeck, 41, President, Activision Publishing division since November 2003. Ms. Vrabeck served as Executive Vice President, Global Publishing and Brand Management from September 2000 to November 2003 and Executive Vice President, Global Brand Management from August 1999 to August 2000. Prior to joining Activision, Ms. Vrabeck was Senior Vice President/General Manager with ConAgra Foods, Inc. where she led a cross-functional business team responsible for $800 million in revenue. Before this, she served in various marketing and sales roles for the Pillsbury Company and also held positions at Quaker Oats Company and Eli Lilly & Company. Ms. Vrabeck received a B.A. degree from DePauw University and an M.B.A. degree from Indiana University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except where noted, the following table sets forth information, as of June 18, 2004, with respect to the beneficial ownership of the Company's common stock by: (i) each Stockholder known by the Company to be the beneficial owner of more than 5% of the Company's common stock; (ii) each Director and each nominee for election as director; (iii) each Executive Officer named in the Summary Compensation Table below; and (iv) all Executive Officers and Directors as a group. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by him or her.

	Shares Beneficially Owned
Beneficial Owner	Number Owned	Right to Acquire (1)	Percent of Outstanding Shares (2)

Robert A. Kotick (3) c/o Activision, Inc. 3100 Ocean Park Boulevard Santa Monica, CA 90405	2,922,935	6,686,473	6.63%
Brian G. Kelly (4) c/o Activision, Inc. 3100 Ocean Park Boulevard Santa Monica, CA 90405	916,306	6,361,526	5.03%
Ronald Doornink	66,439	1,993,438	1.47%
William J. Chardavoyne	35,867	358,853	*
Lawrence Goldberg (5)	2,515	42,359	*
Michael J. Rowe	6,750	187,619	*
Richard A. Steele	215,111	234,380	*
Kathy Vrabeck	13,492	393,754	*
Robert J. Corti, Director	—	11,250	*
Kenneth L. Henderson, Director	2,687	129,845	*
Barbara S. Isgur, Director	2,250	137,532	*
Robert J. Morgado, Director (6)	6,000	312,660	*
Peter J. Nolan, Director	11,250	11,250	*
All Directors and Executive Officers as a Group (14 persons)	4,201,602	16,966,299	13.57%

*Percent of class less than 1%.

(1)
Shares that can be acquired within 60 days through the exercise of options or warrants.

(2)
The outstanding shares was computed based on 138,201,383 shares of the Company's common stock outstanding as of June 18, 2004 and, in each individual's case, the number of shares of the Company's common stock issuable upon the exercise of the warrants or options exercisable within 60 days held by such individual, but does not include the number of shares of common stock issuable upon the exercise of any other outstanding Director or employee warrants or options or, in the case of all Directors and Executive Officers as a Group, the number of shares of the Company's common stock issuable upon the exercise of warrants or options exercisable within 60 days held by all such individuals.

(3)
Includes 63,249 shares owned directly by Delmonte Investments, L.L.C., of which Mr. Kotick is a controlling person. Does not include options to purchase 137,326 shares of common stock transferred by Mr. Kotick to an irrevocable trust for the benefit of his minor children with respect to which Mr. Kotick disclaims beneficial ownership. Includes options to purchase 840,807 shares of common stock held by 1011 Partners, LLC of which Mr. Kotick and his spouse are the sole members.

(4)
Includes 63,249 shares owned directly by Delmonte Investments, L.L.C., of which Mr. Kelly is a controlling person.

(5)
Mr. Goldberg resigned as an executive officer as of December 15, 2003 and was not serving as an executive officer as of March 31, 2004.

(6)
Does not include 12,500 shares of common stock owned by the Morgado Family Partnership with respect to which Mr. Morgado disclaims beneficial ownership.

COMMON SHARE PRICE PERFORMANCE GRAPH

The graph below compares the Company's cumulative total Stockholder return on its common stock for the period from March 31, 1999 through March 31, 2004, with the total cumulative return of the NASDAQ Market Index and RDG Technology Composite Index over the same period.

The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of the Company's common stock.

The graph below shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

DIRECTOR'S COMPENSATION AND STOCK OWNERSHIP GUIDELINES

The Company maintains a policy pursuant to which its non-employee Directors, defined as Directors who are not employees of the Company or any other affiliate of the Company ("Non-employee Directors"), are compensated at the rate of $16,000 per year for his or her regular services as a Director, with an additional $1,200 for each Board meeting attended in person, $950 for each Board meeting attended via conference telephone, $1,000 for each meeting of a committee of the Board of which such Director is a member attended in person and $750 for each meeting of a committee of the Board of which such Director is a member attended via conference telephone. In addition, the Company compensates directors $2,500 for each committee for which a director serves as Chairperson, $1,000 per diem for special assignments and an additional $2,000 per year for audit committee members. The Company reimburses all Directors for their reasonable expenses incurred in attending meetings of the Board.

The Company also has a policy pursuant to which its Non-employee Directors are eligible to receive non-qualified stock options. Under the guidelines established by the Board, each Non-employee Director receives an annual grant of options to purchase 12,500 shares automatically upon re-election, which options are to be granted on the meeting date with an exercise price equal to fair market value on that date; and under the same guidelines, a newly elected Non-employee Director receives a grant of options to purchase 30,000 shares with an exercise price equal to fair market value on his or her election date. All options will vest over a two year period in increments of 25% each six months. These are only guidelines, and the Board retains discretion to make grants outside of such guidelines as it deems appropriate and to otherwise change the guidelines from time to time.

Each Non-employee Director is required, within four years of such Non-employee Director's first election to the Board, to own shares of Company common stock having a value of at least three years' annual retainer for service on the Board.

The Company maintains a directors' insurance policy which insures the Directors of the Company from any claim arising out of an alleged wrongful act by such persons in their capacity as directors of the Company. In addition, the Company has entered into indemnification agreements with its Directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require the Company, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company believes that these agreements are necessary to attract and retain qualified persons as Directors.

COMPENSATION OF EXECUTIVES

The following table sets forth certain information with respect to the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended March 31, 2004, 2003 and 2002, of those persons who were at March 31, 2004 (i) the Chief Executive Officers of the Company and of Activision Publishing, Inc., the Company's operating subsidiary, (ii) the Company's four other most highly compensated Executive Officers whose salary and bonus exceeded $100,000, and (iii) one additional individual for whom disclosure would have been provided pursuant to (ii) but for the fact that the individual was not serving as an executive officer at March 31, 2004. The table also includes information with regard to compensation of the Co-Chairman due to his length of service with the Company and senior level position. All such executive officers are collectively referred to as the "Named Executives."

Summary Compensation Table

								Long-Term Compensation
		Annual Compensation
								Securities Underlying Options (#) (20)
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Other Compensation ($)

Robert A. Kotick	2004	474,169	(1)	–	(3)	9,076	(12)	717,320
Chairman, Chief Executive	2003	408,375	(2)	–	(4)	4,380		1,017,000
Officer and Director	2002	495,000		–		5,034		298,040
Brian G. Kelly	2004	474,169	(1)	–	(3)	6,788	(13)	717,320
Co-Chairman and Director	2003	408,375	(2)	–	(4)	2,775		1,017,000
	2002	495,000		–		5,017		298,040
Ronald Doornink	2004	467,500		385,056		53,405	(14)	–
Chief Executive Officer,	2003	425,000		192,694		3,506		2,216,250
Activision Publishing, Inc.;	2002	390,000		199,400	(5)	3,282		194,232
President, Activision, Inc. and Director
William J. Chardavoyne	2004	345,000		226,372		5,171	(15)	49,500
Executive Vice President	2003	325,000		176,666	(6)	5,072		229,473
and Chief Financial Officer	2002	305,000		108,000	(7)	4,461		104,558
Lawrence Goldberg	2004	400,000		180,000		670,220	(16)	–
Executive Vice President,	2003	365,000		98,550		2,021		522,000
Worldwide Studios (21)	2002	330,000		132,700	(8)	1,728		107,595
Michael J. Rowe	2004	305,000		190,061		3,812	(17)	49,500
Executive Vice President,	2003	285,000		132,668	(9)	1,740		48,864
Human Resources	2002	260,000		85,020	(10)	1,347		279,090
Richard A. Steele	2004	330,727		439,750		33,073	(18)	49,500
President, Activision Distribution and	2003	259,526		153,286		25,953		–
Executive Vice President	2002	206,000		325,500		20,598		292,500
International Distribution
Kathy Vrabeck	2004	420,833		376,700		32,703	(19)	375,000
President,	2003	365,000		85,848		4,987		522,000
Activision Publishing division	2002	330,000		133,700	(11)	1,554		158,220

(1)
Represents salary paid between April 1, 2003 and January 15, 2004. Mr. Kotick and Mr. Kelly each elected to forgo their salary in the amount of $124,781 for the period from January 16, 2004 through March 31, 2004.

(2)
Represents salary paid between April 1, 2002 and December 31, 2002. Mr. Kotick and Mr. Kelly elected to forego their salary in the amount of $136,125 for the period from January 1, 2003 through March 31, 2003.

(3)
Mr. Kotick's and Mr. Kelly's bonuses were paid in the form of options to purchase common stock. On April 29, 2004, each was granted options to purchase 379,820 shares of the Company's common stock which are included in the column "Securities Underlying Options." Messrs. Kotick and Kelly received the 2004 fiscal year bonus because they achieved specific performance goals fixed by the Compensation Committee at the beginning of the year.

(4)
Mr. Kotick's and Mr. Kelly's bonuses were paid in the form of options to purchase common stock. On April 1, 2003, each was granted options to purchase 229,500 shares of the Company's common stock which are included in the column "Securities Underlying Options." Messrs. Kotick and Kelly received the 2003 fiscal year bonus because they achieved specific performance goals fixed by the Compensation Committee at the beginning of the year.

(5)
Does not include cash bonus of $146,250 that Mr. Doornink elected to receive in the form of options. Such options to purchase 59,232 shares are included in the column, "Securities Underlying Options."

(6)
Includes a cash payment in the amount of $24,750 that Mr. Chardavoyne received pursuant to a bonus restructuring plan.

(7)
Does not include cash bonus of $91,500 that Mr. Chardavoyne elected to receive in the form of options. Such options to purchase 37,058 shares are included in the column, "Securities Underlying Options."

(8)
Does not include cash bonus of $99,000 that Mr. Goldberg elected to receive in the form of options. Such options to purchase 40,095 shares are included in the column, "Securities Underlying Options."

(9)
Includes a cash payment in the amount of $21,375 that Mr. Rowe received pursuant to a bonus restructuring program.

(10)
Does not include a cash bonus of $78,000 that Mr. Rowe elected to receive in the form of options. Such options to purchase 31,590 shares are included in the column, "Securities Underlying Options."

(11)
Does not include cash bonus of $99,000 that Ms. Vrabeck elected to receive in the form of options. Such options to purchase 40,095 shares are included in the column, "Securities Underlying Options."

(12)
Represents the Company's contribution of $3,149 to Mr. Kotick's 401(k) plan and $5,927 of life insurance premiums paid by the Company for the benefit of Mr. Kotick.

(13)
Represents the Company's contribution of $2,899 to Mr. Kelly's 401(k) plan and $3,889 of life insurance premiums paid by the Company for the benefit of Mr. Kelly.

(14)
Represents the Company's contribution of $2,464 to Mr. Doornink's 401(k) plan, $14,760 of life insurance premiums paid by the Company for the benefit of Mr. Doornink and a discount of $36,181 recognized on the purchase of common stock pursuant to the Company's 2002 Employee Stock Purchase Plan.

(15)
Represents the Company's contribution of $2,450 to Mr. Chardavoyne's 401(k) plan and $2,721 of life insurance premiums paid by the Company for the benefit of Mr. Chardavoyne.

(16)
Represents the Company's contribution of $2,870 to Mr. Goldberg's 401(k) plan, $2,850 of life insurance premiums paid by the Company for the benefit of Mr. Goldberg and $420,000 of compensation paid in conjunction with Mr. Goldberg's resignation from the Company. Mr. Goldberg's other compensation also includes $244,500 of compensation resulting from the modification of an employee stock option, which increased the life of the option from that specified in the original option terms. The compensation was based on the intrinsic value of the option as of the modification date in excess of the intrinsic value of the option as of the original measurement date. Under the intrinsic value method, compensation is calculated based on the excess of the current market price of the underlying stock over the option exercise price.

(17)
Represents the Company's contribution of $2,100 to Mr. Rowe's 401(k) and $1,712 of life insurance premiums paid by the Company for the benefit of Mr. Rowe.

(18)
Represents the Company's contribution of $33,073 to Mr. Steele's retirement plan.

(19)
Represents the Company's contribution of $2,697 to Ms. Vrabeck's 401(k) plan, $2,628 of life insurance premiums paid by the Company for the benefit of Ms. Vrabeck and a discount of $27,378 recognized on the purchase of common stock pursuant to the Company's 2002 Employee Stock Purchase Plan.

(20)
Includes options to purchase common stock granted in lieu of cash bonuses ("Bonus Options"). Bonus Options are included in the Summary Compensation Table in the fiscal year in which they are earned versus the fiscal year in which they are granted. Bonus Options are typically granted in the fiscal year following the fiscal year on account of which they are earned.

(21)
Mr. Goldberg was not serving as an executive officer of the Company as of March 31, 2004.

The following table sets forth information regarding individual grants of options to purchase the Company's common stock during the Company's 2004 fiscal year to each of the Named Executives. All such grants were made pursuant to the Company's equity compensation plans and approved by the Company's Compensation Committee. In accordance with the rules of the SEC, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective ten year option terms. Actual gains, if any, on option exercises are dependent on the future performance of the Company's common stock. The hypothetical gains shown in this table are not intended to forecast possible future appreciation, if any, of the stock price.

Option Grants in Last Fiscal Year

						Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term of 10 Years (2)
	Individual Grants
						5%		10%
			% of Totale Options Granted to Employees In Fiscal Year (1)
Name	Securities Underlying Options (#)			Exercise Price ($/Share)	Expiration Date	Price Per Share	Aggregate Value	Price Per Share	Aggregate Value

Robert A. Kotick	229,500	(3)	3.4%	$6.2889	3/31/13	$10.24	$906,777	$16.31	$2,299,842
	337,500	(4)	5.0%	6.2889	3/31/13	10.24	1,333,496	16.31	3,382,121
Brian G. Kelly	229,500	(3)	3.4%	6.2889	3/31/13	10.24	906,777	16.31	2,299,842
	337,500	(4)	5.0%	6.2889	3/31/13	10.24	1,333,496	16.31	3,382,121
Ronald Doornink	–		–	–	–	–	–	–	–
William J. Chardavoyne	49,500	(5)	0.7%	6.0089	4/11/13	9.79	187,164	15.59	474,264
Lawrence Goldberg	–		–	–	–	–	–	–	–
Michael J. Rowe	49,500	(5)	0.7%	6.0089	4/11/13	9.79	187,164	15.59	474,264
Richard A. Steele	49,500	(5)	0.7%	6.0089	4/11/13	9.79	187,164	15.59	474,264
Kathy Vrabeck	375,000	(6)	5.5%	9.9267	11/6/13	16.17	2,341,238	25.75	5,933,738

(1)
Options to purchase an aggregate of approximately 6,795,000 shares of common stock were granted during the fiscal year ended March 31, 2004, and options to purchase approximately 36,638,000 shares of common stock were outstanding as of March 31, 2004. No share appreciation rights were granted to any of the Named Executives during the last fiscal year.

(2)
Based on 137,331,242 shares of common stock outstanding as of March 31, 2004 and the low bid price as of such date of $15.49 per share, holders of common stock as of such date would realize hypothetical gains over the ten year period comparable to the option terms reflected in the above table of $1,337,606,297, assuming a 5% annualized stock appreciation rate, and $3,390,708,365, assuming a 10% annualized stock appreciation rate.

(3)
Stock options were granted at an exercise price equal to the low bid price of the Company's common stock on April 1, 2003 and vested immediately upon grant. Messrs. Kotick and Kelly received this option grant in connection with a Compensation Committee determination that they had met certain performance goals fixed by the Compensation Committee for fiscal year 2003.

(4)
Stock options were granted at an exercise price equal to the low bid price of the Company's common stock on April 1, 2003, 50% of which vest ratably over three years beginning on the first anniversary of the date of grant and 50% of which vest on the seventh anniversary of the date of grant, subject to acceleration upon the Company reaching certain financial performance targets in fiscal 2004 and fiscal 2005. Achievement of the specified financial performance targets will accelerate the vesting of the grant by 25% in each of fiscal 2004 and fiscal 2005. The fiscal 2004 financial performance targets were met and the option vesting was accelerated accordingly.

(5)
Stock options were granted at an exercise price equal to the low bid price of the Company's common stock on April 11, 2003, 50% of which vest ratably over three years beginning on the first anniversary of the date of grant and 50% of which vest on the seventh anniversary of the date of grant, subject to acceleration upon the Company reaching certain financial performance targets in fiscal 2004 and fiscal 2005. Achievement of the specified financial performance targets will accelerate the vesting of the grant by 25% in each of fiscal 2004 and fiscal 2005. The fiscal 2004 financial performance targets were met and the option vesting was accelerated accordingly.

(6)
Stock options were granted at an exercise price equal to the low bid price of the Company's common stock on November 6, 2003. 150,000 options vest on November 1, 2008, subject to acceleration upon the achievement of certain acceleration criteria applicable to each specific acceleration event/date and related option increment. Achievement of the criteria will accelerate the vesting of the grants by 25% on April 1, 2005 and April 1, 2006. 225,000 options vest in five equal installments of 20% beginning November 1, 2004 and then each November 1 thereafter through November 1, 2008. The options were granted to Ms. Vrabeck in connection with the execution of her employment agreement.

The following table sets forth information concerning the exercise of stock options during fiscal year 2004 by each of the Named Executives and the number and value at the fiscal year ended March 31, 2004 of unexercised options held by said individuals.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End (2)
	Number of Shares Acquired on Exercise
		Value Realized (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Robert A. Kotick	–	$–	6,025,403	830,415	$69,258,620	$5,989,097
Brian G. Kelly	–	–	5,700,456	984,375	68,056,486	6,855,030
Ronald Doornink	–	–	1,625,155	1,718,906	16,864,831	11,351,777
William J. Chardavoyne	105,000	1,198,638	193,125	284,598	1,656,518	2,199,348
Lawrence Goldberg	350,738	3,145,124	38,791	339,187	149,354	3,499,697
Michael J. Rowe	56,250	564,587	106,875	199,614	554,455	1,031,953
Richard A. Steele	33,750	375,649	213,750	162,000	1,577,926	984,902
Kathy Vrabeck	101,250	857,699	202,500	880,123	1,755,878	6,276,792

(1)
Market value on the date of exercise, less option exercise price.

(2)
Based on the NASDAQ closing sale price of the Company's common stock on March 31, 2004, of $15.82, less the option exercise price.

EQUITY COMPENSATION PLANS

The following table sets forth the aggregate information for the Company's equity compensation plans in effect as of March 31, 2004 (amounts in thousands, except per share amounts):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	13,301	$7.88	360
Equity compensation plans not approved by security holders	24,876	$6.09	15,499
Total	38,177	$6.71	15,859

Stock Options

The Company currently maintains seven stock option plans. Of the seven, three have been approved by Stockholders and four have been approved only by the Company's Board of Directors. In addition, the Board of Directors and its Compensation Committee have approved, without further Stockholder ratification, the issuance of options, outside of any plan, to certain employees of the Company.

On September 23, 1998, the stockholders of Activision approved the Activision 1998 Incentive Plan, as amended (the "1998 Plan"). The 1998 Plan permits the granting of "Awards" in the form of non-qualified stock options, incentive stock options ("ISOs"), share appreciation rights ("SARs"), restricted stock awards, deferred stock awards and other common stock-based awards to directors, officers, employees, consultants and others. The total number of shares of common stock available for distribution under the 1998 Plan is 10,125,000. The 1998 Plan requires available shares to consist in whole or in part of authorized and unissued shares or treasury shares. There were approximately 11,800 shares remaining available for grant under the 1998 Plan as of March 31, 2004.

On April 26, 1999, the Board of Directors approved the Activision 1999 Incentive Plan, as amended (the "1999 Plan"). The 1999 Plan permits the granting of "Awards" in the form of non-qualified stock options, ISOs, SARs, restricted stock awards, deferred share awards and other common stock-based awards to directors, officers, employees, consultants and others. The total number of shares of common stock available for distribution under the 1999 Plan is 16,875,000. The 1999 Plan requires available shares to consist in whole or in part of authorized and unissued shares or treasury shares. There were approximately 50,400 shares remaining available for grant under the 1999 Plan as of March 31, 2004.

On August 23, 2001, the stockholders of Activision approved the Activision 2001 Incentive Plan, as amended (the "2001 Plan"). The 2001 Plan permits the granting of "Awards" in the form of non-qualified stock options, ISOs, SARs, restricted stock awards, deferred stock awards and other common stock-based awards to directors, officers, employees, consultants and others. The total number of shares of common stock available for distribution under the 2001 Plan is 5,062,500. The 2001 Plan requires available shares to consist in whole or in part of authorized and unissued shares or treasury shares. There were approximately 100,000 shares remaining available for grant under the 2001 Plan as of March 31, 2004.

On April 4, 2002, the Board of Directors approved the Activision 2002 Incentive Plan (the "2002 Plan"). The 2002 Plan permits the granting of "Awards" in the form of non-qualified stock options, ISOs, SARs, restricted stock awards, deferred share awards and other common stock-based awards to officers (other than executive officers), employees, consultants, advisors and others. The 2002 Plan requires available shares to consist in whole or in part of authorized and unissued shares or treasury shares. The total number of shares of common stock available for distribution under the 2002 Plan is 9,787,500. There were approximately 2,032,100 shares remaining available for grant under the 2002 Plan as of March 31, 2004.

On September 19, 2002, the stockholders of Activision approved the Activision 2002 Executive Incentive Plan (the "2002 Executive Plan"). The 2002 Executive Plan permits the granting of "Awards" in the form of non-qualified stock options, ISOs, SARs, restricted stock awards, deferred share awards and other common stock-based awards to officers, employees, directors, consultants and advisors. The total number of shares of common stock available for distribution under the 2002 Executive Plan is 5,625,000. The 2002 Executive Plan requires available shares to consist in whole or in part of authorized and unissued shares or treasury shares. There were approximately 248,600 shares remaining available for grant under the 2002 Executive Plan as of March 31, 2004.

On December 16, 2002, the Board of Directors approved the Activision 2002 Studio Employee Retention Incentive Plan, as amended (the "2002 Studio Plan"). The 2002 Studio Plan permits the granting of "Awards" in the form of non-qualified stock options and restricted stock awards to key studio employees (other than executive officers) of Activision, our subsidiaries and affiliates and to contractors and others.    The 2002 Studio Plan requires available shares to consist in whole or in part of authorized and unissued shares or treasury shares. The total number of shares of common stock available for distribution under the 2002 Studio Plan is 3,375,000. There were approximately 62,300 shares remaining available for grant under the 2002 Studio Plan as of March 31, 2004.

On April 29, 2003, our Board of Directors approved the Activision 2003 Incentive Plan (the "2003 Plan"). The 2003 Plan permits the granting of "Awards" in the form of non-qualified stock options, SARs, restricted stock awards, deferred stock awards and other common stock-based awards to directors, officers, employees, consultants and others. The 2003 Plan requires available shares to consist in whole or in part of authorized and unissued shares or treasury shares. The total number of shares of common stock available for distribution under the 2003 Plan is 13,500,000. There were approximately 13,353,800 shares remaining available for grant under the 2003 Plan as of March 31, 2004.

Exercise Prices.    The exercise price for Awards issued under the 1998 Plan, 1999 Plan, 2001 Plan, 2002 Plan, 2002 Executive Plan, 2002 Studio Plan and 2003 Plan (collectively, the "Plans") is determined at the discretion of the Board of Directors (or the Compensation Committee of the Board of Directors, which administers the Plans), and for ISOs, is not to be less than the fair market value of our common stock at the date of grant, or in the case of non-qualified options, must exceed or be equal to 85% of the fair market value of our common stock at the date of grant. Options typically become exercisable in installments over a period not to exceed seven years and must be exercised within 10 years of the date of grant. However, certain options granted to executives vest immediately. Historically, stock options have been granted with exercise prices equal to or greater than the fair market value at the date of grant.

Director Warrants

During the fiscal year ended March 31, 1997, we issued warrants to purchase 135,000 shares of our common stock, at exercise prices ranging from $3.50 to $4.11 to two of our outside directors in connection with their election to the Board. Such warrants vested 25% on the first anniversary of the date of grant, and 12.5% each six months thereafter and expire within 10 years from the date of grant. As of March 31, 2004, warrants to purchase approximately 67,500 shares with a weighted average exercise price of $4.01 were outstanding.

Employee Stock Purchase Plan

On July 22, 2002, the Board of Directors approved the 2002 Employee Stock Purchase Plan for eligible domestic employees. The shareholders of Activision subsequently approved the 2002 Employee Stock Purchase Plan on September 19, 2002. Then, on February 11, 2003, the Board of Directors approved the 2002 Employee Stock Purchase Plan For International Employees. The primary terms of the 2002 Employee Stock Purchase Plan and the 2002 Employee Stock Purchase Plan For International Employees (collectively the "2002 Purchase Plans") are the same. Under the 2002 Purchase Plans, up to 1,125,000 shares of our common stock may be purchased by eligible employees during two overlapping, twelve-month offering periods that commence each April 1 and October 1 (the "Offering Period"). At any point in time, employees may participate in only one Offering Period. The first day of each Offering Period is referred to as the "Offering Date." Common stock is purchased by 2002 Purchase Plans participants at 85% of the lesser of fair market value on the Offering Date for the Offering Period that includes the common stock purchase date or the fair market value on the common stock purchase date. Employees may purchase shares having a value not exceeding 15% of their gross compensation during an Offering Period, limited to a maximum of 11,250 common shares per common stock purchase date.

Non-Employee Warrants

The Company has granted warrants to purchase common stock to third parties in connection with the development of software and the acquisition of licensing rights for intellectual property. The warrants generally vest upon grant and are exercisable over the term of the warrant. The exercise price of third party warrants is generally greater than or equal to the fair market value of the Company's common stock at the date of grant. No third-party warrants were granted during the fiscal year ended March 31, 2004. As of March 31, 2004, 1,539,000 third party non-employee warrants to purchase common stock were outstanding with a weighted average exercise price of $9.50 per share.

EMPLOYMENT AGREEMENTS

Robert A. Kotick and Brian G. Kelly, as Chairman and Chief Executive Officer and Co-Chairman, respectively, each are parties to an amended and restated employment agreement with the Company. The contracts are identical in all material respects and terminate on April 1, 2008. If either executive receives a benefit, whether under his employment agreement or otherwise (including adjustments to the executive's options), that the other executive does not receive, the Company will provide the other executive a cash payment equal to the value of the benefit received by the first executive. The two contracts provide for annual base salaries of $598,950 for the fiscal year ending March 31, 2004. On each subsequent April 1, each executive's base salary increases to one hundred ten percent (110%) of his salary for the prior fiscal year and may be further increased at the Board and Compensation Committee's discretion based on performance and salary reviews. Each is also entitled to an annual bonus if the Company achieves financial and business objectives to be agreed upon annually. Each executive may receive additional performance bonuses at the Board and Compensation Committee's discretion. Mr. Kotick and

Mr. Kelly elected to forego their salary for the period January 16, 2004 through March 31, 2004 in the amount of $124,781 each.

In July 2002, to secure and extend the long-term, exclusive commitment of Messrs. Kotick and Kelly, and to align their long-term financial interests with those of the Company, the Company granted Messrs. Kotick and Kelly options to purchase up to 787,500 shares each under the 2002 Executive Plan at $10.20 per share, the low bid price on that date in connection with the extension of their employment agreements. Options to purchase 562,500 of these shares will vest in equal yearly installments of 25% beginning on the first anniversary of date of the grant (i.e. July 22, 2003). Options to purchase the remaining 225,000 shares will vest in equal yearly installments of 50% beginning on July 22, 2005; these options are subject to accelerated vesting if certain earnings targets are met. Regardless of vesting, none of these options are exercisable until July 22, 2005, and unexercised options will expire on July 22, 2012.

The Company is to maintain a renewable term life insurance policy for ten years covering each of Messrs. Kotick and Kelly for $3,000,000, naming each executive's estate or other designee as beneficiary.

If either executive's employment is terminated for any reason, the Company will pay his salary through the date of termination or death and any unpaid bonuses for prior fiscal years. If the termination is due to his death, the Company will pay the pro rata portion of his annual and performance bonuses for the current fiscal year and, as a death benefit, 300% of his annual salary for the most recently ended fiscal year. The Company has obtained insurance to cover the potential costs arising from payments to be made to the executive, his estate, or his beneficiaries in the event of termination due to his death or disability.

If either executive resigns for "good reason" or the Company terminates him without "cause" (each as defined in the employment agreements), the resigning or terminated executive also receives the pro rata portion of his annual and performance bonuses for the current fiscal year and continued medical benefits for him, his spouse and minor children, if any, for the longer of two years or the unexpired term. In addition, the resigning or terminated executive will receive a termination payment, which shall be the greater of (A) three times the annual salary and bonuses paid or payable to the executive for the most recently ended fiscal year, and (B) his salary payable for the unexpired term plus the annual and performance bonuses payable for the remaining term of the agreement (based on his bonuses-to-salary ratio for the two prior fiscal years).

If either executive dies, is terminated due to "disability" (as defined in the employment agreements) or without cause, or resigns for good reason, all of his options, whether granted under his employment agreement or granted at any time, before or after, shall vest and be exercisable until the later of the fifth anniversary of such event or May 22, 2010.

Unless Messrs. Kelly or Kotick resigns for good reason or is terminated for cause, he and the Company will enter into a four year consulting agreement, at the end of his employment, which shall provide: for his services to the Company up to 20 hours per month; for fee compensation equal to 80% of his annual salary the year preceding his termination; for certain continuing medical, vacation, expense and office benefits; and that he may engage in other activities not directly competitive with the Company.

If Mr. Kotick or Mr. Kelly is employed by the Company immediately prior to a Change of Control (as defined in the employment agreements), the Company is required to pay him in cash an amount equal to (A) the number of shares of Company common stock underlying each of his outstanding options, times (B) the amount, if any, by which the exercise price of his options or the "Closing Share Value", whichever is less, exceeds the "Initial Share

Value" (each as defined in the employment agreements). If the Closing Share Value is greater than the exercise price of his options, then the executive shall have the right either to retain the outstanding options, exercise them, or to exchange them for cash equal to the number of shares underlying the options multiplied by the amount by which the Closing Share Value exceeds the exercise price. Upon a Change of Control, all options then held by the executives shall immediately vest and be exercisable for ten years following the Change of Control, whether or not either continues to work for the Company. In addition, in the event of a Change of Control, the exercise price of Messrs. Kotick's and Kelly's options will be adjusted to equal the lower of the weighted average exercise price of all of Mr. Kotick's or of Mr. Kelly's options; provided that any options with an exercise price lower than the weighted average exercise price will not be adjusted.

If Mr. Kotick or Mr. Kelly resigns between three and nine months after a Change of Control, the resigning executive will receive: (i) a pro rata portion of his annual and performance bonuses for that fiscal year; (ii) the termination payment due to him as if he had resigned for good cause; and (iii) the continued medical benefits due to him and his family as if he resigned for good cause. If in the opinion of his tax counsel he has, or will receive, any compensation or recognize any income which constitutes an "excess parachute payment" under the Internal Revenue Code of 1986, as amended, the Company will pay him a sum equal to all taxes payable by him in connection with such compensation or income as well as his taxes on such amount.

The two executives' employment agreements also contain a two (2) year "non-compete" and "non-solicitation" clause. This clause does not apply in the event that the Company fails to pay the executive his termination or change of control compensation or otherwise fails to comply with its obligations under the employment agreements during those two years.

Ronald Doornink is party to an employment agreement with Activision Publishing, Inc., the Company's principal operating subsidiary, which terminates June 30, 2007. Under his employment agreement, as amended, Mr. Doornink will serve as President of the Company and President and Chief Executive Officer of Activision Publishing, Inc. until December 31, 2005. Beginning January 1, 2006, and until June 30, 2007, Mr. Doornink will remain an employee of the Company, and he will serve in an executive advisory role and perform such other services as the Company's or its affiliated entities' Board or management may reasonably request, including supporting the Company's transition and succession plan and assisting and advising on other Company organizational and business issues.

Mr. Doornink's base salary for the fiscal year ending March 31, 2005 is $550,000, and his base salary for the next fiscal year will be fixed at 110% of his current base salary. Mr. Doornink's compensation may be further increased at the Board's discretion based on performance and salary reviews. Mr. Doornink may also be eligible for an annual bonus if he and the Company achieve financial and business objectives to be agreed upon. Beginning January 1, 2006, Mr. Doornink's salary shall decrease to $250,000 per year.

In connection with his employment agreement, as amended and extended, and to secure his long-term, exclusive commitment to the Company, Mr. Doornink was granted options to purchase 2,131,250 shares of the Company's common stock. Of these, options to purchase 942,188 shares of the Company's common stock at a purchase price of $9.575 have vested. Options to purchase 562,761 shares of the Company's common stock having a weighted-average purchase price of $9.298 will vest between April 1, 2005 and May 1, 2005. Options to purchase 272,135 shares of the Company's common stock having a weighted-average purchase price of $8.338 will vest between April 1, 2006 and May 1, 2006. Options to purchase 354,166 shares of the Company's common stock having a weighted-average purchase price of $10.419 will vest between April 1, 2007 and May 1, 2007. By granting these options, the Company believes that Mr. Doornink's long-term financial interests will remain closely aligned will those of the Company.

The Company is to maintain a renewable term life insurance policy for ten years covering Mr. Doornink for $3,000,000, naming his estate or other designee as beneficiary.

If Mr. Doornink's employment is terminated, the Company will pay his salary through the date of his termination. If the termination is due to his death or disability, the Company will pay any unpaid bonuses for prior fiscal years, the pro rata portion of any bonus he has earned for the current fiscal year, and 300% of his annual salary for the most recently ended fiscal year (in the case of disability, less payments received under any Company-funded disability insurance plan). In addition, the Company shall continue medical coverage for him (in the case of disability), his spouse, and minor children, if any, for two years. The Company has obtained insurance to cover the potential costs arising from payments to be made to the executive, his estate, or his beneficiaries in the event of termination due to his death or disability. If the Company terminates him without "Cause" (as defined in his employment agreement), he will receive the same payments and benefits as if the termination was due to his death, except that in lieu of receiving 300% of his salary, he shall receive 50% of his base salary through June 30, 2007, and 100% of his annual bonuses (based on his bonus-to-salary ratio for the two prior fiscal years) for the remainder of the original term, if any bonuses are awarded. If Mr. Doornink is terminated without Cause, the options he received under his present employment agreement shall vest and be exercisable until the fifth anniversary of such event, but options issued to him earlier will vest according to their original schedules.

If Mr. Doornink is employed by the Company immediately prior to a Change of Control (as defined in the employment agreement) that occurs during the fiscal year ending March 31, 2005, 75% of the unvested options granted pursuant to the original employment agreement, dated July 22, 2002, shall immediately vest. If the Change of Control occurs after fiscal year ending March 31, 2005, all of his unvested options granted under his original employment contract shall immediately vest. In each of these cases, the vested options shall remain exercisable for a period of five years after such Change of Control.

Mr. Doornink's new employment agreement also contains a "non-compete" and "non-solicitation" clause which is effective during the term of the employment agreement, as amended, and the non-solicitation clause will stay in effect for an additional two years after either the end of the amendment to the employment agreement or the term of the agreement, whichever is later.

Activision Publishing, Inc. has also entered into an employment agreement with Kathy Vrabeck providing for her employment as President, Activision Publishing division. Ms. Vrabeck's employment agreement expires on April 1, 2006.

Under her agreement, Ms. Vrabeck received a base salary of $450,000 for the fiscal year ended March 31, 2004, and is entitled to receive a minimum base salary of $475,000 and $515,000 for the fiscal years ending March 31, 2005 and March 31, 2006, respectively. The foregoing annual base salaries may be increased based upon annual performance appraisal and salary review by the Company. In addition, Ms. Vrabeck's employment agreement entitles her to receive an annual bonus which is based upon, among other things, the Company achieving certain financial and business objectives and Ms. Vrabeck achieving certain objectives and goals for the fiscal year with respect to such annual bonus is calculated. Ms. Vrabeck's annual bonus may take the form of, without limitation, cash, shares of the Company's common stock and or options exercisable into the Company's common stock.

In connection with the execution and delivery of her employment contract, the Company granted Ms. Vrabeck options to purchase 225,000 shares of the Company's common stock. Such options vest over five years in equal installments beginning November 1, 2004 and then each November 1, thereafter through November 1, 2008. In addition, the Company granted Ms. Vrabeck options to purchase 150,000 shares of the Company's common stock; these options vest on November 1, 2008, but vesting and exercisability of 50% of such options will accelerate upon the achievement of certain acceleration criteria applicable to each specific acceleration event and date.

In addition, in accordance to her employment agreement, Ms. Vrabeck is eligible to receive annual stock options under the Company's stock option plans, at the discretion of the Board of Directors. The Company will also maintain, while Ms.Vrabeck is employed by the Company, a term insurance policy or policies for a period of ten (10) years covering Ms. Vrabeck's life in an amount of $2,000,000, naming her estate or any person designated by Ms. Vrabeck as the beneficiary.

Michael J. Rowe is party to an employment agreement with the Company providing for his employment as Executive Vice President, Human Resources. Mr. Rowe's employment agreement, as amended, expires on March 31, 2007. Under the agreement as amended, Mr. Rowe is entitled to an annual base salary of $350,000 beginning April 1, 2004. Furthermore, in connection with the execution of his original employment agreement and the amendment, Mr. Rowe received option grants to purchase 315,000 shares of Activision's common stock at a weighted-average purchase price of $12.854 per share. Of these, options to purchase 90,000 shares of the Company's common stock have already vested at a purchase price of $12.182. Options to purchase 72,000 shares of the Company's common stock having a weighted-average purchase price of $12.77 will vest on each of April 1, 2005 and April 1, 2006. Options to purchase 81,000 shares of the Company's common stock having a purchase price of $13.75 will vest on March 31, 2007.

Richard Steele is party to an employment agreement with the Company providing for his employment as President, Activision Distribution and Executive Vice President, International Distribution. Mr. Steele's employment agreement, as amended, expires on March 31, 2006. Under the agreement, as amended, Mr. Steele is entitled to an annual base salary of £216,000 and such annual base salary shall be increased by at least 7% each year. Mr. Steele is also eligible to receive a bonus calculated in accordance with the provision's of the Company's international distribution incentive plan or the Company's executive bonus plan. In connection with the execution of his employment agreement and an extension to the agreement, Mr. Steele received options to purchase an aggregate of 425,000 shares of the Company's common stock at a weighted-average exercise price of $12.496 per share. Of these, options to purchase 112,500 shares of the Company's common stock have already vested at a purchase price of $11.382. Options to purchase 89,583 shares of the Company's common stock having a weighted-average purchase price of $12.263 will vest between March 1, 2005 and April 1, 2005. Options to purchase 122,917 shares of the Company's common stock having a weighted-average purchase price of $12.666 will vest between March 1, 2006 and April 1, 2006. Options to purchase 100,000 shares of the Company's common stock having a purchase price of $13.75 will vest on April 1, 2007.

Effective as of April 1, 2002, Activision Publishing entered into an employment agreement with William J. Chardavoyne providing for his employment as Executive Vice President, Finance. Mr. Chardavoyne's employment agreement expires on March 31, 2005. Under the agreement, Mr. Chardavoyne received an annual base salary of $345,000 for the fiscal year ending March 31, 2004, and is entitled to receive an annual base salary of $365,000 for the fiscal year ending March 31, 2005. In addition, pursuant to his employment agreement, the Company granted Mr. Chardavoyne options to purchase 180,000 shares of the Company's common stock at a purchase price of $12.27 per share, which was equal to the low bid price of the Company's common stock on the date of grant. The options will vest in four equal annual installments commencing on April 1, 2003.

INDEBTEDNESS OF MANAGEMENT

During fiscal 2004 there were no loans outstanding, nor were any loans extended, to the Executive Officers of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Mr. Morgado (Chairman), Ms. Isgur and Mr. Nolan, none of whom is, or has been, an officer or employee of the Company. None of the members of the Compensation Committee during fiscal 2004 (i) had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of related party transactions, and (iii) was an executive officer of a company of which an executive officer of the Company is a director.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Committee Responsibilities and Composition

During fiscal 2004, the Compensation Committee consisted of Mr. Morgado, Ms. Isgur and Mr. Mayer. Mr. Mayer resigned from the Board in December 2003. Mr. Nolan was selected to the Committee on June 24, 2004. Mr. Morgado is the Chairman of the Committee. The Board has determined that each of Mr. Morgado, Ms. Isgur and Mr. Nolan meets the applicable definition of "independent" in the current rules of the NASDAQ Stock Market.

The Compensation Committee reviews and approves the compensation policies and programs applicable to senior executives of the Company and reviews and approves the salary, bonus and long-term compensation for the Chairman and the Co-Chairman of the Company and the President and Chief Executive Officer of Activision Publishing, Inc. Beginning this fiscal year, the Committee will review the salary, bonus, and long-term compensation of other Executive Officers as well. The Compensation Committee is also responsible for administering the Company's stock option and incentive plans and the Company's employee stock purchase plans. In September 2002, the Board adopted a formal charter that describes these responsibilities and provides that all members of the Compensation Committee must be independent as defined in applicable regulations and listing standards.

Activision's Compensation Philosophy and Objectives

Activision has formulated and implements its compensation programs and policies to achieve the following broad objectives:

  —
  Motivate and reward individual and team performance in relation to Company-wide and business unit operating plans and objectives;

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  Advance organizational stability by fostering loyalty and by obtaining contractual commitments from senior employees; and

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  Align employee goals with long-term growth of stockholder value.

We seek to achieve these objectives by linking a significant portion of compensation, both annual and long-term, to specific performance goals; by remaining competitive in the market for executive talent; through long-term compensation vesting requirements and executive employment agreements; and through the grant of stock options.

The Compensation Committee works closely with the Company's Human Resources Department and with the Chairman, Co-Chairman and President to formulate the Company's plans and programs and to fix compensation of senior executives, including the Executive Officers. Among other things, the Company conducts periodic market surveys to determine the range of salary, benefits, bonus, equity and other compensation appropriate for the position and for the particular geographic territory. We recruit senior management from many established entertainment, consumer products and technology companies, and our executives are subject to competitive recruiting efforts from these and other companies. We are therefore responsive to market needs when we formulate our programs and fix senior executive compensation.

Executive Compensation

The key elements of the Company's executive compensation package consist of base salary, annual incentive bonus and stock options. The Company regularly evaluates the balance among these three components of compensation in light of the Company's ongoing recruitment and retention programs and market requirements. Executive Officer compensation and the Company's general compensation policies and programs for all senior employees are customarily reviewed in the fourth fiscal quarter, with adjustments effective at the beginning of the next fiscal year.

Base Salaries.    Each of the Company's Executive Officers has entered into an employment agreement that sets minimum base salaries for each year of the agreement. Such base salaries may also be subject to increases based on annual performance evaluations and salary reviews. The base salary, taken in the context of the executive's entire compensation package, is intended to be competitive with base salaries paid to executives with comparable qualifications, experience and responsibilities at other similar companies and at the companies with whom Activision competes for talent.

Annual Incentive Bonuses.    Consistent with its goal of motivating employees to achieve Company objectives, Activision believes a significant portion of compensation should be linked to performance. The Company's annual bonus program has historically tied annual bonuses to objective criteria, such as meeting revenue and income goals for projects, meeting operating income goals, and meeting expense margin goals, with individual bonuses and discretionary bonus pools subject to achievement of individual, team and Company-wide operating plans. Objective criteria and bonus potential, expressed as a percentage of base salary, are fixed prior to the beginning of each fiscal year and performance is reviewed and bonuses determined shortly after fiscal year end. Over time, the Company has regularly refined the annual performance objectives and metrics to better align them with key operating goals and has raised the operating objectives to create incentives for improved Company and business unit performance.

Stock Options.    We believe that stock options are an essential component of total compensation. Through options, the interests of executives are aligned with those of our stockholders because compensation is directly linked to an increase in share value. We believe that over time equity-based compensation has been a major factor in Activision's ability to recruit and retain employees and in our ability to achieve our growth and market position. Many of our competitors for executive talent rely heavily on stock options and other equity-based compensation, and we expect that this will continue in the future. We believe therefore that the granting of options is a competitive necessity for the Company.

Stock options are typically granted to an executive officer when the officer first joins the Company, in connection with the executive entering into an employment contract or an extension or renewal of the contract, or in connection with a significant change in position. In some cases, options are also granted annually to provide incentives for continued employment and retention of employment. All option grants made by the Compensation Committee are made at fair market value on the date of the grant and are typically subject to vesting periods.

The Company has been focused on an overall shift in the balance of year-end compensation from stock options to incentive cash bonuses and an overall reduction in option grant targets as a component of annual compensation. In fiscal 2004, fewer option grants were made in connection with Executive Officer contract renewals and extensions, employee retention and annual grants than in fiscal 2003. In addition, in fiscal 2004, we generally lengthened the vesting period for stock options and effectively linked the ability of Executive Officers to realize a significant portion of the value of their stock option grants to the achievement of performance criteria.

Fiscal 2004 Compensation for Chairman, Co-Chairman and Chief Executive Officer, Activision Publishing

Each of Messrs. Kotick, Kelly and Doornink is a party to a long term employment agreement, described under the heading "Employment Agreements," which fixes base salary and certain benefits. Messrs. Kotick and Kelly are compensated at the same level.

In a process similar to that described above for Executive Officers, the Compensation Committee reviews and fixes compensation for Messrs. Kotick, Kelly and Doornink. At the beginning of the 2004 fiscal year, the Compensation Committee fixed specific performance goals for the year based on overall Company operating and strategic objectives, including objectives relating to earnings per share, operating earnings, certain other operating and balance sheet metrics and capital raising activities. In April 2004, the Compensation Committee determined that Messrs. Kotick and Kelly achieved performance goals such that they should be granted year-end bonuses in the form of long-term compensation through stock options. The Compensation Committee therefore approved the grant of options to each of Messrs. Kotick and Kelly to purchase 379,820 shares at an exercise price of $13.75 per share (the then fair market value), and no cash bonus was paid. The options vested immediately. The Compensation Committee determined that Mr. Doornink had achieved his performance goals such that he was eligible for a bonus of $385,056, which was approximately 82% of his base salary.

Robert J. Morgado, Chairman Barbara S. Isgur

AUDIT COMMITTEE REPORT

During the majority of the fiscal year ending March 31, 2004, the members of the Audit Committee were Ms. Isgur (Chairperson), Mr. Mayer and Mr. Henderson. In December 2003, Mr. Mayer resigned from the Board, and the Board appointed Mr. Corti in his place. Consequently, between January 2004 through the end of the fiscal year, the Company's Audit Committee was comprised of Ms. Isgur, Mr. Corti, and Mr. Henderson.

In November 2003, NASDAQ and the SEC adopted new rules regarding its independence standards, with which the Company must comply by the upcoming Annual Meeting. As a consequence of these new rules, Mr. Henderson resigned as a member of the Audit Committee. The Board appointed Mr. Morgado to the Audit Committee to succeed Mr. Henderson. At the same time, the Board appointed Mr. Corti to be the new Chairperson, replacing Ms. Isgur.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee, rather than management, is solely responsible for the appointment, compensation and oversight of the Company's independent auditors, and the independent auditors shall report directly to the Audit Committee. The Audit Committee serves as an independent and objective party to monitor the Company's financial reporting process and internal control system. The Audit Committee endeavors to maintain free and open communication between the Board of Directors, the independent auditors, the internal auditors or internal audit function, and the financial and senior management. Consistent with these functions, the Audit Committee encourages continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. Members of the Audit Committee may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant. The Audit Committee is also responsible for reviewing and approving all related party transactions involving the Company and any director, executive officer or family member. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Activision employees received through established procedures of concerns regarding questionable accounting or auditing matters. It should, however, be noted that regardless of how well it is designed, any system of controls and procedures, of which this policy is one, can only provide reasonable, and not absolute, assurance that the objectives of the policy are met. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Because of these and other inherent limitations of control systems, there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.

The Audit Committee's functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent directors are "independent" under the applicable rules. The Audit Committee occupies a Board-level oversight role, in which it provides advice, counsel, and direction to management and the independent auditors based on the information it receives, discussions with management and the independent auditors, and the experience of the Audit Committee's members in business, financial, legal, and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") audited the Company's financial statements for the fiscal years ended March 31, 2002, March 31, 2003 and March 31, 2004. The Audit Committee reviewed and discussed the audited financial statements for fiscal 2004 with the Company's management and with PricewaterhouseCoopers and discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. This review included a discussion with management of the quality, not merely the acceptability, of the Company's accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company's financial statements. The Audit Committee has also received and reviewed the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers their independence.

The Audit Committee met quarterly in conjunction with the release of the Company's earnings to discuss the interim financial information contained in each quarterly earnings announcement with the Company's management and with PricewaterhouseCoopers. Further, the Audit Committee Chairperson and periodically other members of the Audit Committee participated in a telephonic conference call including management, PricewaterhouseCoopers and counsel where each addressed, prior to filing, the procedure for the preparation of periodic reports and the compliance as to form and material accuracy of statements made in the periodic quarterly and annual reports. In addition, the Audit Committee reviewed and discussed the Company's quarterly reports filed on Form 10-Q and the annual report filed on Form 10-K with the Company's management.

Although Mr. Corti is a certified public accountant, the other members of the Audit Committee are not certified public accountants, professional auditors or experts in the fields of accounting and auditing. To fulfill their duties, the members of the Audit Committee must rely on the information provided to them and on the representations made by management and the independent auditors.

Services Provided by the Independent Auditors

The Audit Committee has considered whether PricewaterhouseCoopers' provision of non-audit services is compatible with maintaining the independent auditor's independence and has concluded that it is compatible. In accordance with existing Audit Committee Charter and the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has pre-approved all audit and non-audit services to be provided by PricewaterhouseCoopers. These include audit services, audit-related services, tax services, and other services. In some cases, the Audit Committee has pre-approved services extending up to a year. Such services usually relate to a particular category or group of services and are subject to a specific budget.

Based on the Audit Committee's review and discussions noted above, the Audit Committee has recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended March 31, 2004, for filing with the SEC.

AUDIT COMMITTEE

Barbara S. Isgur, Chairperson Kenneth L. Henderson Robert Corti

Fiscal 2004 Audit Fees, Audit-Related Fees, Tax Fees, All Other Fees

During fiscal 2004, the Company retained PricewaterhouseCoopers to provide services in the following categories and amounts (amounts include out-of-pocket expenses incurred by PricewaterhouseCoopers in connection with providing such services and billed to the Company):

Principal Accountant Fees

	Year ending March 31,
	2004	2003

Audit fees (1)
Worldwide audit fee	$499,000	$419,000
Statutory audits	178,000	169,000
Accounting assistance and SEC documents	55,000	100,000

Total audit fees	732,000	688,000

Audit related fees (2)
401k audit	18,000	17,000
Mergers & acquisitions due diligence	–	173,000
Sarbanes-Oxley Act, Section 404	152,000	–
Accounting and reporting consultation fees	3,000	20,000
Review of disclosure controls and procedures	–	7,000

Total audit related fees	173,000	217,000

Tax fees (3)
Compliance	175,000	182,000
Planning and advice	297,000	603,000

Total tax fees	472,000	785,000

All other fees (4)	21,000	120,000

Total	$1,397,000	$1,810,000

(1)
Audit Fees: This category includes services provided in connection with the annual audit of the Company's financial statements (including required quarterly reviews of financial statements included in the Company's Form 10-Q), statutory audits required for certain of the Company's non-U.S. subsidiaries, comfort letters, consents, assistance with and review of documents filed with the SEC and other services that are normally provided in connection with statutory or regulatory filings or engagements.

(2)
Audit Related Fees: This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements. It includes services provided in connection with the annual audit of the Company's 401(k) benefit plan, due diligence related to mergers and acquisitions, compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and consultation concerning financial accounting and reporting standards.

(3)
Tax Fees: This category includes services rendered for U.S. and foreign tax compliance and returns, transfer pricing, R&D tax credit and other technical tax consulting.

(4)
Other Fees: This category includes fees for all other services except those described above. For the year ended March 31, 2004, this category includes fees for services provided in connection with subscription to an online research tool and preparation of expatriate employees' tax returns. For the year ended March 31, 2003, this category includes fees for services provided in connection with the location of property to lease by the Company's U.K. distribution facility, subscription to an online research tool and preparation of an expatriate employee's tax return.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Upon recommendation of the Audit Committee of the Board of Directors of the Company, the Board has appointed PricewaterhouseCoopers LLP to serve as the Company's independent auditors for the current fiscal year ending March 31, 2005. PricewaterhouseCoopers LLP served as the Company's independent auditors for fiscal 2002, 2003 and 2004. The Board is requesting ratification by the Stockholders at the Annual Meeting of the appointment of PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

On March 20, 2001, PricewaterhouseCoopers LLP was engaged as the Company's independent auditors. During the Company's three most recently completed fiscal years, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and there were no reportable events as described in Item 304 of Regulation S-K.

Stockholder approval is not required for the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors, because the Board and the Audit Committee have the responsibility for selecting auditors. However, the appointment is being submitted for ratification at the Annual Meeting and requires the affirmative vote of a majority of the votes cast. In the event the Stockholders fail to ratify the appointment, the Board will reconsider its selection for the next fiscal year. Even if the appointment is ratified, the Board, in its discretion, may, if circumstances dictate, direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the Company's and its Stockholders' best interests.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required for approval of Proposal 2.

The Board recommends that you vote FOR the ratification
of the appointment of PricewaterhouseCoopers LLP to serve as the
Company's independent auditors for the fiscal year ending March 31, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's executive officers and Directors, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of common stock and other equity securities of the Company.

To the Company's knowledge, based solely upon a review of the copies of Section 16(a) forms filed with the SEC and written representations from certain reporting persons that no Forms 5 were required, the Company believes that during the fiscal year ended March 31, 2004, all filing requirements pursuant to Section 16(a) of the Exchange Act applicable to the Company's Executive Officers, Directors and greater than 10% beneficial owners were complied with, except that each of Mr. Rose and Ms. Kumagai failed to file one Form 4 on a timely basis with respect to one transaction.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, Stockholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the 2005 Annual Meeting of Stockholders by submitting their proposals to the Company in a timely manner. In order to be so included for the next Annual Meeting, Stockholder proposals must be received by the Company no later than March 28, 2005 and must otherwise comply with the requirements of Rule 14a-8.

FINANCIAL AND OTHER INFORMATION

The Company's Annual Report for the fiscal year ended March 31, 2004, including financial statements, accompanies this Proxy Statement. The Annual Report is not a part of the proxy solicitation materials.

OTHER MATTERS

The Board of Directors knows of no matters other than those described in this Proxy Statement that are likely to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote the proxies received by them in accordance with their best judgment with respect to all such matters.

STOCKHOLDERS ARE URGED TO FORWARD THEIR PROXY CARDS WITHOUT DELAY.
A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

By Order of the Board of Directors,

George L. Rose Secretary

\/ FOLD AND DETACH HERE AND READ THE REVERSE SIDE \/

ACTIVISION, INC.
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

        The undersigned Stockholder of Activision, Inc., a Delaware corporation (the "Company"), hereby appoints Robert A. Kotick and Brian G. Kelly and each of them, as proxy for the undersigned, with full power of substitution, to vote and otherwise represent all the shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Tuesday, September 21, 2004 at the Peninsula Hotel, 9882 South Santa Monica Blvd., Beverly Hills, CA 90212, and at any adjournment(s) or postponement(s) thereof, with the same effect as if the undersigned were present and voting such shares, on the matters and in the manner set forth below and as further described in the accompanying Proxy Statement. The undersigned hereby revokes any proxy previously given with respect to such shares. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and Annual Report.

(Continued, and to be marked, dated and signed on the other side)

\/ FOLD AND DETACH HERE AND READ THE REVERSE SIDE \/

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES AND THE PROPOSALS AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.	Please mark your votes like this	☒
Votes must be indicated by filling in (x) in black or blue ink.
Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope

					FOR	WITHHOLD AUTHORITY			FOR	AGAINST	ABSTAIN
1.	The election of the following persons as Directors of the Company to serve for the respective terms as set forth in the accompanying Proxy Statement.				☐	☐	2.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending March 31, 2005.	☐	☐	☐
	01 02 03 04	Robert A. Kotick Brian G. Kelly Ronald Doornink Robert J. Corti	05 06 07 08	Kenneth L. Henderson Barbara S. Isgur Robert J. Morgado Peter J. Nolan			3.	To vote and otherwise represent the shares on any other matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof, in their discretion.

(To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above.)

MARK HERE IF YOU PLAN TO ATTEND THE MEETING    ☐

COMPANY ID:
PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date

Please sign exactly as name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer signing for a corporation, please give full title under signature.

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GENERAL
RECORD DATE AND QUORUM
REQUIRED VOTES
PROXIES
COSTS OF PROXY SOLICITATION
PROPOSAL 1 ELECTION OF DIRECTORS
AUDIT COMMITTEE REPORT
Services Provided by the Independent Auditors
Fiscal 2004 Audit Fees, Audit-Related Fees, Tax Fees, All Other Fees
PROPOSAL 2